Exhibit 10.1

GUARANTY OF NEW CENTURY FINANCIAL CORPORATION

THIS GUARANTY, dated October 21, 2004 given by New Century Financial Corporation (the “Guarantor”) in favor of Citibank, N.A., (“Citibank” or the “Bank”).

WHEREAS, Citibank and the corporation formerly known as New Century Financial Corporation (now known as New Century TRS Holdings Inc.) entered into that certain Guaranty dated September 5, 2003 (the “Closing Guaranty”); and WHEREAS, the Guarantor is the new ultimate parent entity of the Counterparty (as defined below) and accordingly has agreed to provide this Guaranty in substitution for the Closing Guaranty; and WHEREAS, Citibank and NC Capital Corporation (the “Counterparty”) have entered into a Master Agreement (the “Master Agreement”) dated as of September 5, 2003, and have entered into one Transaction thereunder which has been confirmed by a Confirmation (the Master Agreement, including any Schedule thereto, together with such Confirmation being herein referred to collectively as the “Agreement”) and to induce Citibank to enter (x) into such Transactions, and (y) fully and finally release and discharge the Closing Guaranty (which the Bank does by its acceptance hereof), the Guarantor shall guarantee payment of the obligations of the Counterparty under the Agreement in accordance with the following terms:

1. Definitions. For purposes of this Guaranty, capitalized terms used but not defined herein have the meanings that they have in the Agreement.

2. Guaranty. (a) The Guarantor hereby unconditionally guarantees, as primary obligor and not merely as surety, the punctual payment when due, whether on a Scheduled Payment Date or the Early Termination Date, of all obligations (now or hereafter existing) of the Counterparty to Citibank under such Transactions and the Agreement (“Obligations”), together with any and all expenses referred to under Section 11 of the Master Agreement incurred by Citibank in enforcing Citibank’s rights under this Guaranty including reasonable fees of legal counsel.

(b) This Guaranty is unconditional and shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefore, or by any circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. This Guaranty is absolute and unconditional and shall remain in full force and effect and be binding upon the Guarantor and its successors and assigns.

(c) This is a guaranty of payment and not a guaranty of collection, and the Guarantor agrees that the Bank may resort to the Guarantor for payment of any of the Obligations whether or not the Bank has proceeded against any other obligor principally or secondarily liable for any Obligations, including the Counterparty, or against any collateral for the Obligations, and whether or not the Bank has pursued any other remedy available to it. The Bank shall not be obligated to file any claim relating to the Obligations, including any claim in the event that the Counterparty becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Bank to file any such claim shall not affect the Guarantor’s obligations hereunder. The Guarantor also specifically waives all presentments, demands for performance, notices of

Guaranty

nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance, and all other notices whatsoever with respect to this Guaranty and of the existence, creation, or incurring of new or additional Obligations. The liability of the Guarantor under this Guaranty is in addition to the liability of the Guarantor under any other guaranties executed by it. The Guarantor waives the benefit of any statute of limitations affecting its liability hereunder.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Bank as of the date first above written.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President

By:	/s/ Brad A. Morrice
Name: Brad A. Morrice
Title: President

Address for Notices:

18400 Von Karman Avenue

Suite 1000

Irvine, CA 92612

Attention: General Counsel

Phone: 949-440-7030

Fax: 949-440-7033